Exhibit 10.05 - February 22, 2012 Exclusive License and Use Agreement for the United States of America, Canada and Mexico between Green Ecology and Sunrise Technology

EXCLUSIVE LICENSE AND USE AGREEMENT FOR THE UNITED STATES OF AMERICA, CANADA AND MEXICO

This Exclusive License and Use Agreement for the United States of America, Canada and Mexico (thetthis "Agreement") is made and effective as of February 22,2012 (the "Effective Date"), between Green Ecology Co., Ltd., a foreign cmporation with a mailing address of P.O. BOX 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its shareholders, officers, affiliates, assigns and licensors, including but not limited to E-Sunscience, Ltd. (collectively referred to herein as "Licensor"), and Sunrise Technology, LLC, a Michigan limited liability company with a resident agent located at 132 North Old Woodward in Birmingham, Michigan, and its members, managers, affiliates and assigns (collectively referred to herein as "Licensee"). Licensor and Licensee are collectively referred to as the "Parties."

WlTNESSETII:

WHEREAS, Licensor is in the business of developing technology and manufacturing limited to plastics, surface tar, waste tires and tar pits pyrolysis facilities utilizing a range of raw materials in the United States of America, Canada and Mexico, and has exclusive rights to title and use in products under protections afforded it by patent, copyright, trademark, service marks, and other types of confidential and proprietary information registered with the United States Patent & Trademark Office or protected under common or statutory law, and registered through other recognized international patent and trademark offices. A description and identification of the intellectual property by patent numbers or descriptions of the other trademarks, copyrights or service marks subject to this Agreement, and as defined by the term "Intellectual Property Rights" in this Agreement, are attached at Exhibit A.

WHEREAS, Licensee desires to use the Intellectual Property Rights pursuant to an exclusive license for the United States of America, Canada and Mexico pursuant to the terms of this Agreement for use in conjunction with its development and operation of pyrolysis facilities.

WHEREAS, the success of the Parties to this Agreement is directly affected by the business conduct of the Parties, and adherence to the terms of this Agreement is a matter of mutual importance and consequence to Licensee and Licensor.

NOW THEREFORE, in consideration of the mutual promises and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

(a) "Licensor's Confidential Information" shall mean confidential and/or proprietary information relating to the Intellectual Property Rights, as defined herein, including the technology associated with the limited to plastics, surface tar, waste tires and tar pits Intellectual Property Rights, and research, development, products, processes, trade secrets, business plans, customers, finances, and personnel data related to the business of Licensor.

(b) "Licensee's Confidential Information" shall mean confidential and/or proprietary information relating to the research, development, products, processes, trade secrets, business plans, customers, finances, and personnel data related to the business of Licensee.

(c) "Derivatives" shall mean to plastics, surface tar, waste tires and tar pits translation, potation, modification, correction, addition, extension, upgrade, update, enhancement, revision, new version, improvement, compilation, abridgement, or other form in which the Intellectual Property Rights may be recast, transformed, or adapted, including, systems, processes or other items which provide.comparable or enhanced functionality whether or not specifically based on or derived from such Intellectual Property Rights solely within the scope of license as set forth in Paragraph 2, below.

(d) "Licensor's Documentation" shall mean any and all manuals, user guides, product specifications and other documentation, owned by or licensed to Licensor, relating or referring to the Licensor's limited to plastics, surface tar, waste tires and tar pits pyrolysis technology.

(e) "licensor's Rights" shall mean any Intellectual Property Rights and Derivatives, of licensor in and to Licensor's copyrights, trademarks, service marks, patents, work product, documentation, and/or technology.

(f) "Intellectual Propertv Rights" shall mean any and "Licensor's Rights" aimed at the plastics, surface tar, waste tires and tar pits Intellectual Property Rights and Derivatives of Licensor in and to Licensor's copyrights, trademarks, service marks, patents, work product, documentation, and/or technology, proprietary, common law, and/or statutory intellectual property rights, including but not limited to, patentable materials and patent rights, copyrightable materials and copyrights, moral right, trade secret rights, trademark rights, service mark rights, technology, Licensor's Documentation and any and all other proprietary rights, including all Derivatives and Third-Party Rights.

(g) "Licensee's Rights" shall mean pyrolysis rights of Licensee in Licensee's Confidential Information.

(b) "Territory" shall mean the entire United States of America, Canada and Mexico, and their respective territories.

(i) "Third Party Rights" shall mean and all of the proprietary third party patents, copyrights, and trade secrets subject to the terms of this Agreement, i.e. intellectual property associated with pyrolysis, and included as Intellectual Property Rights relating or referring to Licensor's technology, as identified in Exhibit B hereto.

2. SCOPE OF LICENSE:

(a) Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts an exclusive, transferable (except as provided in Section 15) license to use the Intellectual Property Rights in the operation of pyrolysis facilities only during the Term and in the Territory set forth in this Agreement.

(b) Licensee agrees that this Agreement, and the corresponding licensing rights, are limited to plastics, surface tar, waste tires and tar pits.

(c) Licensee agrees that Licensor retains all rights and contractual relationships for any and all licensing agreements or any other similar agreements with its cnrrent customers.

3. LICENSEE'S ACKNOWLEDGMENT:

(a) Licensee agrees that the Licensor Rights and Licensor Confidential Information are proprietary to Licensor and that Licensor retains all right, title, and interest herein and thereto, including without limitation all Intellectual Property Rights therein and therefor, and that Licensee has no rights therein other than as set forth in this Agreement.

4. EXAMINATION AND APPROVAL:

(a) Licensor is hereby granted the right to examine and approve the manner in which Licensee implements and uses its Intellectual Property Rights in the operation of facilities in which Licensee operates or contracts with for purposes of operating under the license granted under this Agreement, to insure proper usage of the Intellectual Property Rights.

(b) Licensor has the right under this Agreement to produce written notice to Licensee at the address identified herein within fourteen (14) calendar days after any examination contemplated under this provision of any unauthorized or improper use of the Intellectual Property Rights. Licensee shall have a commercially reasonable period of time to cure the unauthorized or improper use stated by Licensor. Licensor shall exercise good faith and fair dealing in assessing Licensee's cure, and in the event Licensor determines that Licensee has failed to cure it has the option to terminate this Agreement pursuant to Paragraph 13, below.

5. CONFIDENTIALITY:

(a) Withont prior written consent of the other party, the Parties agree not to disclose any confidential information of the other party, as defmed in Paragraph I, and to maintain such confidential information in strictest confidence, to take all reasonable precautions to prevent its authorized dissemination and to n;frain from sharing any or all of the information with any third party for any reason whatsoever except as required by court order.

(b) The Parties agree to limit its internal distribution of the Confidential Information of the other party only on a "need to know" basis and solely in connection with the performance of this Agreement, and to take steps to ensure that the dissemination is so limited. Any and all persons that might receive Licensor's Confidential Information or Licensee's Confidential Information shall execute non- disclosure agreements which degree of duty of care are no less than this Agreement, and shall produce the executed non-disclosure agreement to the other party within fourteen (14) days of execution.

(c) Without prior written consent of the other party, the Parties agree not to use the Confidential Information of the other party for its own benefit or for the benefit of anyone other than the providing party, or other than in accordance with the terms and conditions of this Agreement.

(d) All Licensee Confidential Information remains the property of Licensee and all Licensor's Confidential Information remains the property of Licensor, other than as expressly provided by this Agreement.

(e) Upon written request of the disclosing party, or upon the expiration or other termination of this Agreement for any reason whatsoever, the receiving party agrees return to the disclosing party all such provided Confidential Information, including but not limited to all copies without retaining any copy thereof.

(f) Licensee agrees to limit access to the Intellectual Property Rights, and any tangible embodiments thereof shall be made available only to those individuals identified as Licensee's Key Personnel in Exhibit C, and such other employees of Licensee whom Licensor may have approved in writing (with such approval not being unreasonably withheld) and who require access to the Intellectual Property Rights and such tangible embodiments in connection with Licensee's activities under the exclusive license covering the Territory granted herein.

(g) The provisions of this Paragraph shall survive the expiration or other termination of this Agreement.

6. OWNERSHIP. INTELLECTUAL PROPERTY RIGHTS, AND NON-DISCLOSURE:

(a) Licensor shall retain all rights, title and interest (including all intellectual property rights) held by it in the Intellectual Property Rights and Derivatives, except technology worked on jointly by the Parties, and the Parties shall make their best efforts to defme what reasonable derivatives based on plastics, surface tar, waste tires and tar pits technology, jointly owned by both parties are as well as the scope, and also negotiate in good faith in writing for any and all matters concerning reasonable derivatives thereof, including but not limited to, details of IPRs filing for registration in any jurisdiction, licensing, marketing such reasonable derivatives ("Jointly Owned Derivatives").

(b) The Parties shall execute a separate agreement related to any Jointly Owned Derivatives. The technology associated with any Jointly Owned Derivative plastics, surface tar, waste tires and tar pits will be share equally by both parties, and the rights, duties and objectives of Licensor and Licensee in any Jointly Owned Derivative will he agreed upon in a separate agreement negotiated in good faith. Any use of the Intellectual Property Rights in this Agreement or any Jointly Owned Derivative shall not operate to transfer or convey any Intellectual Property Rights. above.

(c) This Paragraph is valid only within the scope of license set forth in Paragraph 2,

(d) Licensee shall not alter or remove any copyright, trade secret, patent, proprietary and/or other legal notices contained on or in copies of the Intellectual Property Rights. Licensee shall reproduce and include any trademark, copyright, trade secret or proprietary information notices and other legends on every copy, in whole or in part, of the Intellectual Property Rights in any form. Licensee shall not decompile, disassemble or otherwise reverse engineer the Intellectual Property Rights without Licensor's written consent.

(e) Licensee shall render to Licensor commercially reasonable assistance in connection with Licensor's enforcement of its rights in and to the Intellectual Property Rights, including without limitation using efforts to prevent third parties from copying or using the Intellectual Property Rights outside the scope of this Agreement.

(f) Licensee is, and as to Licensor, shall be, the owner of the right, title and interest, including any and all Intellectual Property Rights, in and to Licensee's Confidential Information and Licensee's Rights, in the Territory.

7. TERM:

(a) The exclusive license granted under this Agreement covering the Territory shall continue in effect for five (5) years from the Effective Date set forth above. This Agreement shall expire on February 22, 2017 and renew under the same terms and conditions under this Agreement for consecutive one-year periods unless tenninated by either party in writing by or before October 22, 2016 or earlier tenninated in accordance with the provisions of Sections 12, 13 and 14 below.

8. LICENSING FEE:

(a) The fee for this exclusive license covering the Territory will be US $100,000.00 per year, unless Licensee purchases a minimum of five (5) systems and 180 ton per day in a calendar year and if this condition occurs, Licensor agrees to release Licensee of the yearly fee agreed to herein.

(b) The Parties agree that Licensee's 2012 license fee under this Agreement shall be credited in the amount of $20,000.00, which reflects the amounts paid by Licensee to Licensor for the exclusive license covering the Territory. The balance of US $80,000.00 for calendar year 2012 shall be paid by or before June I, 2012 only when all payment of orders have been made in full and received by Licensor in its bank account.

9. LICENSOR'S REPRESENTATIONS AND WARRANTIES:

(a) Licensor is the exclusive owner of the right, title and interest in and to the Intellectual Property Rights, of limited to plastics, surface tar, waste tires and tar pits pyrolysis technology, Derivatives, Licensor's Confidential Information and Licensor's Rights, and has the authority to 5 execute this Agreement and to license the exclusive right to the Intellectual Property Rights to Licensee in the Territory.

(b) Licensor's Rights do not infringe any existing patent, copyright, trademark, service mark, trade name, trade secret, patent, or other intellectual property right of any third person, finn, corporation or other entity in the Territory.

(c) Within the scope of license as set out in Paragraph 2, Licensor's Rights and Intellectual Property Rights are and shall be free and clear of any and all encumbrances and/or liens of any nature whatsoever, other than those identified by Licensor in Exhibit D of this Agreement, and Licensor has not executed, nor shall it execute during the Term, an agreement with any third-party licensing the Intellectual Property Rights, Licensor's Rights or Licensor's Confidential Information.

(d) Within the scope of license as set out in Paragraph 2, Licensor's performance of this Agreement does not conflict with any other Agreement related to the Intellectual Property Rights, Licensor's Confidential Information and Licensor's Rights and, while perfonning this Agreement, Licensor will not enter into any other Agreement in conflict with this Agreement or which would impair the ability of Licensor to perform this Agreement.

10. MUTUALINDEMNIFICATION:

(a) Licensee shall indemnify, defend, and hold harmless Licensor (and its successors, assigns, agents, employees, and representatives and licensees, as provided for in this agreement) from and against all claims, actions, liabilities, and damages, including incident costs and attorney fees, that may be suffered by or recoverable from such parties resulting from or arising out of any breach by Licensee of any of its obligations under this Agreement or any claim by any party resulting from Licensee's use of the Licensor's trademark or its business operations, brought by customers or creditors of other, excluding any claims for warranties or product liability.

(b) Licensor shall indemnifY, defend, and hold harmless Licensee (and its successors, assigns, agents, employees, representatives and licensees, as provided for in this Agreement) from and against all infringement claims, actions, liabilities, and damages, including incident costs and attorney fees, that may be suffered by or recoverable from such parties resulting from or arising out of any breach by Licensor of any of its obligations under this Agreement or any claim by any party resulting from Licensor's representations and warranties under this Agreement.

(c) Licensor has no liability for any claim of infringing any patent, copyright, trade secret, trademark or other proprietary right of any third party based upon: (I) the combination, operation or use of any services or material with other services or material not furnished or not suggested I recommended by Licensor; (2) during the course of carrying out this Agreement, any, including but not limited to, specific designs, performances, installments, or operations as instructed by Licensee; or (3) Licensee's modification .

I L LIMITATION OF WARRANTIES AND LIABILITY:

EXCEPT AS EXPRESSLY STATED IN TIDS AGREEMENT, LICENSOR WARRANTIES THE EQUIPMENT AND THE PROCESS FUNCTIONALITY FOR ONE YEAR PROVIDED IT IS INSTALLED AND MAINTAINED PER ITS RECOMMENDATIONS. LICENSOR WILL NOT WARRANT ITS SYSTEMS IF IT IS NOT INSTALLED AND OPERATED IN ITS PROCESS RECOMMENDATIONS, AND SHALL BE AMENDED OR MODIFIED IN WRITING AGREED BY THE PARTIES.

12. TERMINATION BY LICENSEE:

(a) Licensee shall have the right to terminate this Agreement at any time on thirty (30) days' notice in writing to Licensor for Licensor's failure to fulfill any of its obligations under this Agreement; however, if during the notice period Licensor remedies its failure, this Agreement shall continue in effect as it would have done if notice had not been given.

(b) Any and all agreements signed or technologies sublicensed by Licensee under this Agreement shall be automatically terminated accordingly unless otherwise reaffinned or ratified by Licensor, Licensee is liable to compensate and I or indemnify any and all damages and /or loss of its customers or sublicensees if such termination of this Agreement is not attributable to Licensor.

13. TERMINATION BY LICENSOR:

(a) Licensor may terminate this Agreement on thirty (30) days' notice in writing to Licensee for Licensee's failure to fulfill any of its obligations under this Agreement; however, if during the notice period Licensee remedies its failure, this Agreement shall continue in effect as it would have done if notice had not been given.

14. SURVIVALPOST-TERM!NATION:

(a) In the event Licensor or Licensee terminates this Agreement the confidentiality provision agreed to herein shall remain in full force and effect mutually between the Parties.

(b) In the event either party is purchased in part or whole, this Agreement is binding on the surviving entity of either party.

15. ASSIGNMENT:

(a) Subject to Paragraph (15)(b), Licensee has the right to assign or otherwise transfer its rights, duties and/or obligations under this Agreement to any entity in which Licensee, or its members, maintains title to at least ten-percent (10%) of the entities common stock or membership units .

(b) Licensee has the right to assign or otherwise transfer its rights, duties and/or obligations under this Agreement to any other entity upon obtaining written consent of Licensor, which shall not be unreasonably withheld. A condition precedent to any approved assignment or transfer of Licensee's rights, duties and obligations under this provision is the assignee agreeing in writing to be bound by the terms and conditions of this Agreement

(c) Licensee has the right to levy a fee to customers to subsidize the payment for retaining the exclusive license covering the Territory under this Agreement

16. GOVERNJNGLAW AND ARBITRATION:

(a) This Agreement shall be deemed to be made and entered into pursuant to the laws of the State of Michigan and, in the event of any dispute, shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Michigan.

(b) Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any related agreements or instrnments and any claim based on or arising from an alleged tort, will be determined by arbitration. The arbitration will be conducted before one arbitrator in accordance with the Federal Arbitration Act, 9 USC I et seq., notwithstanding any choice-of-law provision in this Agreement, and under the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator will give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable will be determined by the arbitrator. Judgment on the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy will not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief

17. SEVERABILITY:

(a) The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof, and the remainder of this Agreement, disregarding such invalid portion, shall continue in full force and effect as though such void provision had not been contained herein.

18. NATURE OF RELATIONSHIP:

(a) The Parties are for all purposes independent as licensor and licensee. This Agreement does not constitute and shall not be construed as constituting a partnership, joint venture, or franchise or agency relationship. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, nor nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

19. NOTICES:

(a) All notices required under this Agreement will be in writing, will reference this Agreement, and will be deemed given when sent by regnlar mail at the addresses identified in the introductory paragraph, or by facsimile or confirmed electronic mail at the number or addresses, respectively, identified beneath the signature of each party to this Agreement.

20. ENTIRE AGREEMENT:

(a) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. The failure of either party to require performance of any provision of this Agreement shall not be, construed as a waiver of its right to insist on performance of that same provision, or any other provision, at some other time. Any waiver, variation or amendment, or modification, of any term or condition of this Agreement shall be effective only if signed by an authorized representative of both parties hereto. The waiver by either party of any right created by this Agreement in one or more instances shall not be construed as a further continuing waiver of such right or any other right created by this Agreement.

21. RELATIONSHIP OF PARTIES AND LIABILITY LIMITATIONS:

(a) The parties intend that the relationship between them created by this Agreement shall be that of independent contractors and that the relationship shall continue as such throughout the term of this Agreement and any extension thereof It is further agreed that nothing contained in this Agreement shall be construed to constitute either party as a partner, employee or agent of the other, and no employee or agent of either party shall be or be deemed to be the employee or agent of the other.

(b) Neither party shall have the authority to make any Agreement or commitment, or incur any liability on behalf of the other party, nor shall either party be liable for any acts, omissions to act, contracts, commitments, promises or representations made by the other, except as specifically authorized in this Agreement or as the parties may hereafter agree in writing.

[SIGNATURES ON FOLLOWING PAGE]

Licensor Green Ecology /s/Jo Jine Cheng CEO Licensee Sunrise Technology, LLC /s/John Burns Manager

EXHIBIT A- INTELLECTUAL PROPERTY RIGHTS BEING LICENSED

EXHIBIT B- HOLDERS OF THIRD-PARTY RIGHTS

NONE AS OF EXECUTION

EXHIBIT C- LICENSEE'S KEY PERSONNEL AS OF EFFECTIVE DATE

Geno Brunton
John Burns
Tom Sykes
Walter Hahne
Mark Rynearson
Buzzy Tiecken
Jon Dyer
Randall Farr
Anthony R. Paesano, Esq.
Sara Qazi

EXHIBIT D- ENCUMBRANCES ON INTELLECTUAL PROPERTY RIGHTS

NONE AS OF EXECUTION